AMENDMENT NO. 1 TO
        FIRST AMENDED AND RESTATED
          INTERCREDITOR AGREEMENT


          This AMENDMENT NO. 1 TO FIRST AMENDED AND
RESTATED INTERCREDITOR AGREEMENT (the "Amendment") is made and entered into as of June 21, 1996, by and among CONGRESS FINANCIAL CORPORATION (CENTRAL) (together with its successors and assigns, "Congress") and IBJ SCHRODER
BANK & TRUST COMPANY ("IBJS"), solely in the capacities described below. IBJS is entering into this Amendment not in its individual capacity but solely in its capacities (i) as trustee under the Indenture dated as of May 1, 1995 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Indenture") between Fruehauf Trailer Corporation
("Borrower") and IBJS, as trustee (in such capacity, together with its successors and assigns as such, the "Trustee"), providing for the issuance by the Borrower of its 14.75% Senior Secured Notes due 2002, and (ii) as
Collateral Agent (as defined in the Indenture) and, in such capacities, on behalf of the Holders (as defined in the Indenture). Except for terms which are expressly defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement (as defined below), as amended by this Amendment.

               R E C I T A L S

          A. Congress and Borrower are parties to that certain Accounts Financing Agreement [Security
Agreement], that certain Inventory and Equipment
Security Agreement Supplement to Accounts Financing
Agreement [Security Agreement], that certain Rider No.1 to Accounts Financing Agreement [Security Agreement]
(the "Rider") and Inventory and Equipment Security
Agreement Supplement to Accounts Financing Agreement
[Security Agreement] and that certain letter re:
Inventory, each dated as of August 20, 1993 (as amended from time to time prior to the date hereof, collectively, the "Existing Loan Agreement").

          B.   Congress and IBJS are parties to that
certain First Amended and Restated Intercreditor
Agreement dated as of May 1, 1995 (as amended by this Amendment, the "Agreement").

          C.   Borrower is undertaking a restructuring
of certain of its indebtedness (the "Restructuring") pursuant to which, among other things (i) Borrower and Congress will amend the Existing Loan Agreement by executing that certain Fifth Amendment to Accounts
Financing Agreement [Security Agreement] and Limited
Waiver dated as of June 21, 1996 (the "Fifth
Amendment"), (ii) Borrower and the Trustee will amend

the Indenture by executing that certain First
Supplemental Indenture, dated as of June 21, 1996, between the Borrower and IBJS as Trustee and Collateral
Agent (the "Supplemental Indenture") and (iii) Borrower will refinance a portion of the revolving loans outstanding pursuant to the Existing Loan

Agreement through that certain Supplemental Working
Capital Term Note dated as of June 21, 1996 executed by
Borrower in favor of Congress.

          D.   As a condition precedent to the
effectiveness of the Restructuring,
Congress, the Trustee and the Collateral Agent have agreed to amend the Agreement as provided in this Amendment.

                 A G R E E M E N T

          NOW, THEREFORE, for good and valuable
consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

I.   Amendments to Agreement.

A.   Definitions in Preamble.

     1. The first parenthetical phrase in the Preamble to the Agreement is hereby amended and restated in its entirety to read as follows:

     (as amended by Amendment No. 1 to First Amended and
Restated Intercreditor Agreement dated as of June 21,
1996, the "Amended Agreement")

     2. The first parenthetical phrase in clause (i) of the Preamble to the Agreement is hereby amended and restated in its entirety to read as follows:

     (as amended by the First Supplemental Indenture dated as of June 21, 1996 (the "Supplemental Indenture") and as it may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Indenture")

B. Definitions in Recitals. The following defined terms in Recital D of the Agreement are hereby amended and restated in their entirety to read as follows:

     1.   "Accounts Financing Agreement" shall mean the
Existing Accounts Financing Agreement as amended by the Loan Agreement Amendments and as it may be further amended, supplemented, amended and restated or otherwise modified from time to time.

     2.   "Loan Agreement" shall mean the Existing Loan
Agreement, as amended by that certain Fifth Amendment to Accounts Financing Agreement [Security Agreement] dated as of June 21, 1996 (the "Fifth Amendment," and collectively, with the Third Amendment to Accounts
Financing Agreement [Security Agreement] dated as of May
1, 1995 and the Fourth Amendment to Accounts Financing
Agreement [Security Agreement] dated as of April 19,

1996, the "Loan Agreement Amendments") and as it may be further amended, supplemented, amended and restated or otherwise modified from time to time.

C.   Loan Agreement Amendment.  All references to "Loan
Agreement Amendment" shall be deleted and the term "Loan
Agreement Amendments" shall be substituted therefor.
The definition of "Loan Agreement Amendments" shall have the meaning ascribed to such term in the definition of "Loan Agreement".

D.   Section 1 Definitions.   Section 1 of the Agreement
is hereby amended to add the following definitions in their appropriate alphabetical location:

     1.   "Escrow Agreement" shall mean that certain
Escrow Agreement dated as of June 21, 1996, by and between FIL Partners, L.P., Congress, Borrower, Fruehauf
Corporation and Fruehauf International Limited, as the same may from time to time be amended, restated, supplemented or otherwise modified.

     2.   "Escrow Account" shall mean that certain
Escrow Account established under the Escrow Agreement into which certain proceeds from the sale of the Partec
Receivable, the Waverly Equipment and certain other proceeds (in an amount equal to $100,000) from the Foreign Assets Sale shall be deposited and held by Congress as escrow agent under and pursuant to the Escrow Agreement.

     3. "Foreign Assets" shall mean (i) the Borrower's current ownership interest in Societe Europeenne de
Semi-Remorques, S.A., a French corporation, (ii) the stock or other ownership interests currently owned by Fruehauf International Limited, a wholly owned subsidiary of the Borrower ("FIL"), in Henred Fruehauf
(PTY) Limited, Henred Fruehauf Properties (PTY) Limited,
Nippon Fruehauf Company Ltd., and F.L.A. Licensing,
L.L.C., (iii) the Borrower's and FIL's current interests in certain trademark and technology license agreements currently operative outside North America (including, without limitation, all of the Borrower's and FIL's rights to any fees payable under any such existing agreements and any renewals thereof that may be made in the future), (iv) all of the Borrower's current interests in (a) the trademark, service mark, trade or corporate name "Fruehauf" and (b) patents and patent applications, in each case, outside North America, and
(v) the Borrower's indirect ownership interest in certain real property located in Germany.

     4. "Foreign Assets Sale" shall mean the sale of the Foreign Assets by Borrower, Fruehauf Corporation or
FIL, as the case may be, to Private Equity Investors, Inc. or an affiliate thereof in one or more transactions as described in that certain letter (the "Consent
Solicitation") dated June 14, 1996 from Borrower to the Holders regarding the Amended and Restated Consent
Solicitation.

     5. "Noteholders Consent Fee" shall mean a consent fee payable to the Trustee for the benefit of the holders of the Notes and equal to $156,435.

     6. "Partec Receivable" shall mean those accounts receivable in the face amount of approximately $639,000 owed the Borrower and FIL by U.S. Partec Licensing, Inc.
and/or U.S. Partec Corporation.

     7. "Waverly Equipment" shall mean that certain idle trailer manufacturing equipment owned by the Borrower and located, as of June 13, 1996, in Waverly, Ohio.

E. Amended and Restated Definitions. Each of the following definitions contained in Section 1 of the Agreement are hereby amended and restated in their entirety to read as follows:

     1.   "Congress Primary Collateral" shall mean all
Accounts, Inventory, Records and all of Borrower's right, title and interest in and to the Escrow Account.

     2.   "Maximum Deficiency Amount" shall equal Seven
Million Five Hundred Thousand Dollars ($7,500,000).

F.   Deletion of Certain Definitions.   The definitions
of "Asset Sale Reserve" and "Asset Sale Account" set forth in Section 1 of the Agreement are hereby deleted in their entirety.

G.   Section 4 Amendments.    Section 4 of the Agreement
is hereby amended and restated in its entirety to read as follows:

          4.   Application of Proceeds of Certain
Collateral.

          The provisions of this Section 4 shall govern the application and payment to Congress, the Trustee and/or the Collateral Agent, as the case may be, of Net
Cash Proceeds of any Asset Sale of the Partec Receivable or any Other Collateral and shall be applicable in all circumstances, including, without limitation, in any Bankruptcy Case of which the Borrower or any Subsidiary is the subject or any other circumstance involving the distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the Collateral or any other Property of the Borrower or any Subsidiary.

               (a)  Foreign Assets Sale.     The
Borrower, either directly or through the actions of one or more of its subsidiaries, shall cause the Purchaser thereof to pay, upon the Receipt Date, the Net Cash
Proceeds of the Foreign Assets Sale as follows: (i) the first $4,614,832.50 shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders to be paid to the Holders by the Trustee as the interest payment on the Noteholder Debt originally scheduled to be made May 1, 1996, (ii) the next $156,435 shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders and used to pay the Noteholders Consent Fee, (iii) the next $6,000,000 shall be paid directly to Congress for application to the Congress Obligations in such order as Congress in its sole discretion shall elect, but shall not be applied to the Permanent Reserve and shall not limit or otherwise affect Congress' ability or right to have Net
Cash Proceeds from Asset Sales (other than the Foreign
Assets Sale) be paid to Congress to be applied to the Congress Obligations and/or the Permanent Reserve and
(iv) the balance shall be directly deposited with the Trustee to be held in trust for the benefit of the Holders and used to make an Asset Sale Offer (as defined in the Indenture) in accordance with the Indenture.

               (b)  Partec Receivable and Waverly
Equipment. The proceeds from the sale of the Partec
Receivable and the Waverly Equipment shall immediately be deposited into the Escrow Account and be subject to the Escrow Agreement. When and to the extent that funds are released to Congress pursuant to such Escrow
Agreement, Congress shall apply such funds to the Congress Obligations in such order as Congress in its sole discretion shall elect and the Escrow Reserve (as defined in the Loan Agreement) shall be increased by the amount of such funds so released to Congress.

               (c)  All Other Asset Sales.  All Net Cash
Proceeds of any Asset Sale (other than the Foreign
Assets Sale, the sale of the Partec Receivable and the sale of the Waverly Equipment) of any Other Collateral shall be paid and applied as follows:

     (1) Prior to the Turnover Time, to the extent the Permanent Reserve will not, after application of such Net Cash Proceeds to the Permanent Reserve, exceed the
Maximum Deficiency Amount, such Net Cash Proceeds (or such lesser portion equal to the difference between the Maximum Deficiency Amount and the Permanent Reserve immediately prior to such Asset Sale) shall be immediately paid to Congress for application to the Congress Obligations in such order as Congress in its sole discretion shall elect (and at such time the amount of such payment shall be credited to the Permanent
Reserve and the Permanent Reserve shall be increased by the amount of such payment);

     (2) After the Turnover Time, the remainder of such Net Cash Proceeds, if any, shall be immediately paid to the Trustee for application in accordance with the Indenture until the Noteholder Debt has been paid in full;

     (3) In all other circumstances thereafter, the remainder of such Net Cash Proceeds, if any, shall be paid to Congress for application to the Congress
Obligations in such order as Congress in its sole discretion shall elect (and at such time the Permanent
Reserve shall be increased by the amount of such payment).

               (d)  Payment of Excess Net Cash Proceeds
After Asset Sale Offer. If the Trustee shall be required to pay over to Borrower any excess Net Cash
Proceeds remaining on deposit with the Trustee pursuant to Section 3.16(e) of the Indenture (as in effect on the date hereof or as modified from time to time with the written consent of Congress), the Trustee shall, notwithstanding the terms of Section 3.16(e) of the Indenture, pay such excess Net Cash Proceeds to Congress for application to the Congress Obligations in such order as Congress, in its sole discretion, shall elect
(and at such time the Permanent Reserve shall be increased by the amount of such payment).


II.  Consents.

     A.   Any reference in the Agreement to any Congress
Loan Document or Noteholder Document shall be deemed to be a reference to such document, as amended by the following documents, and solely for such purposes and for purposes of Section 9 of the Agreement, but without agreeing to or approving any of the matters addressed in Sections 6(oo), 6(pp) and 6(qq) of the Rider, each of Congress, the Trustee and the Collateral
Agent, on behalf of itself and the Holders, hereby acknowledge and consent to the execution and delivery of the following documents as in effect on the date hereof and, solely for such purposes, to all of the modifications and amendments thereby effected to the Congress Loan Documents and the Noteholder Documents:

     1.   that certain Fifth Amendment to Accounts
Financing Agreement [Security Agreement] and Limited
Waiver dated of even date herewith, by and between Congress and Borrower;

     2.   that certain Multi-Party Subordination
Agreement dated of even date herewith, by and among Congress, K-H Corporation and IBJS, as Trustee and as
Collateral Agent (the "Multi-Party Subordination
Agreement");

     3.   that certain Supplemental Note Purchase and
Assignment Agreement dated of even date herewith, by and among Congress and K-H Corporation and accepted and acknowledged by Borrower;

     4.   that certain Supplemental Working Capital Term
Note dated of even date herewith, made by Borrower in favor of Congress;

     5.   the Escrow Agreement;

     6. that certain First Supplemental Indenture dated as of the date hereof, by and among Debtor, Trustee and the Collateral Agent;

     7. that certain Subordinated Revolving Note dated as of the date hereof made by Borrower in favor of K-H
Corporation (the "Subordinated Revolving Note");

     8.   the release by the Trustee and/or the
Collateral Agent of all liens and security interests and the relinquishment of all Collateral as contemplated by the Consent Solicitation;

     9. the letter agreement with respect to certain representations and warranties and the amendment to the Jacksonville Security Agreement (as defined in the
Indenture) as contemplated by the Consent Solicitation;

     10. the Letter of Pledge dated as of the date hereof by the Borrower to the Collateral Agent and the Patent, Trademark, Copyright and Other Intellectual
Property Security Interest dated as of the date hereof by Borrower in favor of the Collateral Agent; and

     11. those security agreements, pledge agreements, mortgages and similar documents each dated as of the date hereof and executed by Borrower and/or its Subsidiaries (as defined in the Loan Agreement) in favor of K-H Corporation, securing the Subordinated Revolving
Note and subject to the Multi-Party Subordination
Agreement.

     B.   Any references in the Agreement to any
Congress Loan Document or Noteholder Document shall be deemed to be a reference to such document, as amended by the following documents, and solely for such purposes and for purposes of Section 9 of the Agreement, the Trustee and the Collateral Agent, on behalf of itself and the Holders, each hereby acknowledges and consents to the execution and delivery of the following documents and, solely for such purposes, to the modifications and amendments thereby effected to the Congress Loan
Documents (as in effect on the date of original execution thereof and as amended with the prior written consent of the Trustee, collectively, the "April 19
Documents"):

     1.   that certain Fourth Amendment to Accounts
Financing Agreement [Security Agreement] dated as of
April 19, 1996, by and between Borrower and Congress;

     2. that certain Working Capital Term Note dated as of April 19, 1996, executed by Borrower in favor of Congress;

     3.   that certain Note Purchase and Assignment
Agreement dated as of April 19, 1996, by and between Congress and K-H Corporation and accepted by Borrower;

     4. that certain Subordination Agreement dated as of April 19, 1996, by and between Congress and K-H
Corporation;

     5. that certain Assignment Agreement dated as of April 19, 1996, by K-H Corporation and accepted by
Congress; and

     6.   that certain Limited Waiver dated as of April
19, 1996, by and between Borrower and Congress.

Each of Congress, the Trustee and the Collateral Agent, on behalf of itself and the Holders, hereby acknowledges and agrees that (i) all of the indebtedness and obligations arising at any time under the April 19
Documents constitute Congress Obligations and (ii) the
April 19 Documents constitute Congress Loan Documents.

III. Miscellaneous.

     A.   Effect; Ratification.  The amendments set
forth herein are effective solely for the purposes set
forth herein and shall be limited precisely as written,
and shall not be deemed to (i) be a consent to any
amendment, waiver or modification of any other term or
condition of the Agreement or (ii) prejudice any right
or rights that any of Congress, the Trustee, the
Collateral Agent or the Holders may now have or may have
in the future under or in connection with the Agreement,
the Indenture, the other Documents (as defined in the
Indenture) or the Loan Agreement.   This Amendment shall
be construed in connection with and as part of the Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement, except as herein amended or waived, are hereby ratified and confirmed and shall remain in full force and effect.

     B.   Effectiveness.  This Amendment shall be
effective on the date on which the Fifth Amendment and the Supplemental Indenture have both become effective in accordance with their respective terms.

     C. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together constitute one and the same instrument.

     D. Severability. Any provision contained in this Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this

Amendment in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction.

     E.   GOVERNING LAW.  THIS AMENDMENT SHALL BE
GOVERNED BY
AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE
LAWS OF
THE STATE OF NEW YORK.


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

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                IBJ SCHRODER BANK & TRUST COMPANY,
                not individually but solely as
                Trustee and as Collateral Agent

                By:/s/ Barbara McCluskey
                   ------------------------
                Title: Assistant Vice President
                      --------------------------


                CONGRESS FINANCIAL CORPORATION (CENTRAL)

                By:/s/ Thomas C. Lannon
                   ------------------------
                Title: Vice President
                       --------------------

          Fruehauf Trailer Corporation hereby accepts, and acknowledges receipt of a copy of, the foregoing
Amendment as of June 21, 1996, and agrees to be bound by the Agreement, as amended by the Amendment, and without limiting the generality of the foregoing, agrees that it will not make any payments in violation of the Agreement, as amended by this Amendment.

                FRUEHAUF TRAILER CORPORATION


                By: /s/ Timothy J. Wiggins
                   --------------------------
                Its: Executive Vice President and
                     Chief Financial Officer